                                                                  EXHIBIT 99.(i)


Kirkpatrick & Lockhart LLP                     1800 Massachusetts Avenue, N.W.
                                               Second Floor
                                               Washington, D.C. 20036-1800
                                               rzutz@kl.com
                                               202-778-9059
                                               202-778-9100 - Facsimile




                                  June 30, 2004

American AAdvantage Funds
4151 Amon Carter Boulevard
Fort Worth, Texas   76155

Ladies and Gentlemen:

         We have acted as counsel to American AAdvantage Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 50 to the Trust's Registration Statement on Form N-1A (File Nos. 33-11387 and 811-4984) (the "Post-Effective Amendment"), registering an indefinite number of Institutional Class shares of beneficial interest of the Mid-Cap Value Fund and Treasury Inflation Protected Securities Fund, each a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, the Bylaws of the Trust, as amended, and the resolutions of the Board of Trustees that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

Kirkpatrick & Lockhart  LLP

American AAdvantage Funds
June 30, 2004
Page 2


         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the Statement of Additional Information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                             Very truly yours,

                                             /s/ Kirkpatrick & Lockhart LLP

                                             Kirkpatrick & Lockhart LLP